Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

STURM, RUGER & COMPANY, INC.

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

STURM, RUGER & COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware, pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

FIRST: The name of the corporation is STURM, RUGER & COMPANY, INC. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof in its entirety and substituting therefor a new Article FOURTH which shall read in full as follows:

“FOURTH: Number and Classes of Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is (i) 60,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), and (ii) 50,000 shares of Non-Voting Common Stock, par value $1.00 per share (the “Non-Voting Common Stock”). The Common Stock and the Non-Voting Common Stock shall be identical in all respects except that the holders of Non-Voting Common Stock shall have no voting power for any purpose except when the vote of the class shall be required by law.

THIRD: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been approved by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with the provisions of Section 222 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation of the Corporation to be signed by Todd W. Seyfert, and attested by Sarah F. Colbert, on behalf of the Corporation this 28th day of May 2026.

STURM, RUGER & COMPANY, INC.

/s/ Todd W. Seyfert
Name:	Todd W. Seyfert
Title:	President and CEO

Attested by:

/s/ Sarah F. Colbert
Name:	Sarah F. Colbert
Title:	Sr. VP, General Counsel and Corporate Secretary